Exhibit 23.1

To the Board of Directors and Shareholders
China Bottles, Inc.

We hereby consent to the inclusion in the 8-K/A of China Bottles, Inc. of our report dated October 31, 2007, except Note 15 which is dated November 26, 2008, relating to the financial statements of China Valley Development Limited as of December 31, 2006 and for the year then ended and for the period from the date if inception on July 5, 2005 to December 31, 2005 and 2006.

/s/ Madsen & Associates CPA’s, Inc.
Madsen & Associates CPA’s, Inc.
December 1, 2008